UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 22, 2007
Progress Software Corporation
(Exact name of registrant as specified in its charter)
Commission file number: 0-19417

Massachusetts	04-2746201
(State or other jurisdiction of	(I.R.S. employer
incorporation or organization)	identification no.)
14 Oak Park
Bedford, Massachusetts 01730
(Address of principal executive offices, including zip code)
(781) 280-4000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On March 22, 2007, the Board of Directors of Progress Software Corporation (the “Company”) approved amendments to the Employee Retention and Motivation Agreements with each of the named executive officers of the Company. Each Employee Retention and Motivation Agreement provides for certain payments and benefits upon a Change in Control (as defined in such agreement) of the Company and upon an Involuntary Termination (as defined in such agreement) of the named executive officer’s employment by the Company. Upon a Change in Control, each named executive officer’s annual cash bonus award will be fixed and guaranteed at his respective target level, and payment of such bonus will immediately be made on a pro-rata basis with respect to the elapsed part of the relevant fiscal year. In addition, upon a Change in Control, all outstanding unvested options and restricted equity of the named executive officer will fully accelerate, unless the acquirer assumes all such options and restricted equity. Upon Involuntary Termination of a named executive officer within 12 months following a Change in Control, all remaining outstanding options and restricted equity of the named executive officer will automatically vest, the executive officer will be entitled to receive a lump sum payment equal to 15 months of his total target compensation, and the executive officer’s benefits will continue for 15 months.
The foregoing summary is qualified in its entirety by reference to the form of Employee Retention and Motivation Agreement, as amended and restated, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description

10.1	Form of Employee Retention and Motivation Agreement, as amended and restated, between Progress Software Corporation and each of the named executive officers

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 27, 2007	Progress Software Corporation
	By:	/s/ James D. Freedman
James D. Freedman
Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of Employee Retention and Motivation Agreement, as amended and restated, between Progress Software Corporation and each of the named executive officers